EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Announces Clinical Data from Phase 2a Trial of Cannabinor for Nociceptive Pain in Third Molar Dental Extraction Model

Analgesic Signal Observed

Iselin, NJ, April 24, 2007 – Pharmos Corporation (Nasdaq: PARS) today announced results from its Phase 2a clinical trial of the effects of intravenous (i.v.) cannabinor against post-operative pain in over 100 male patients undergoing third molar dental extraction. The single-center, randomized, double-blinded, placebo-controlled, single administration of different cannabinor doses study was conducted at the UCL (University College London) Analgesia Centre in London, UK.

The lowest dose of cannabinor (12mg) produced a statistically significant decrease in pain versus placebo, as measured by the primary endpoint, which was a time-weighted measurement of total pain relief, but this drug effect was not seen in the higher dose groups (24mg and 48mg). This is an unexpected pattern of results and the Company continues to explore possible explanations.

There were no treatment-limiting, nor serious, adverse events. In addition, there was no difference in the incidence of adverse events in the patients exposed to any of the three doses of cannabinor and those exposed to placebo.

Stephen A. Cooper, DMD, Ph.D., one of the world’s leading experts in the third molar extraction model for assessing analgesic effects of potential innovative analgesics, said, “Overall, there appears to be sufficient signal to warrant testing of cannabinor in chronic pain. It is also particularly noteworthy that even at relatively high doses there was no evidence of a dose-related increase in adverse events.”

Pharmos recently completed a separate Phase 2a study of i.v. cannabinor in experimentally induced pain in healthy volunteers. As previously reported, a 48mg dose of i.v. cannabinor was not active in reducing capsaicin-induced pain, the primary endpoint, but it was active in reducing the pain reaction to punctate-induced (pressure-induced) and heat-induced pain in normal (non-sensitized) skin.

Arnon Aharon, M.D., Senior Director of Clinical Development, said, “We are encouraged by the analgesic signal of cannabinor in the nociceptive pain study, but the pattern of the results is not that easily interpreted. Taken together with the results from the Phase 2a experimentally induced pain study, the data do suggest that cannabinor has analgesic properties in acute pain models and the potential to be active in the targeted indications of neuropathic pain and chronic nociceptive pain where the drug would be given chronically.”

Elkan Gamzu, Ph.D., CEO, said, “The fact that there was an analgesic signal in both Phase 2a pain studies of cannabinor confirms the importance of the CB2 receptor in the physiology of pain, and validates the technology and innovative work of the Pharmos R&D staff in Rehovot, Israel in developing selective CB2 receptor agonists for a variety of different indications.”

About CB2-Selective Cannabinoids

Pharmos’ cannabinoid research focus has been geared toward the development of selective and specific CB2 receptor agonists. Because they range from having little (CB2-selective) to barely detectable (CB2-specific) affinity for the central nervous system-located CB1 receptor, the CB2-selective and CB2-specific agonists lack unwanted psychotropic side effects typical of many natural cannabinoids. CB2 agonists bind to CB2 receptors, which are located on immune and inflammatory cells. By activating CB2 receptors, CB2 agonists inhibit autoimmune and inflammatory processes and are likely to be useful for treating pain, autoimmune and inflammatory disorders. Pharmos is developing its CB2 agonists as treatments for chronic pain and autoimmune diseases such as multiple sclerosis and rheumatoid arthritis.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis (e.g. irritable bowel syndrome, or IBS), with a focus on pain /inflammation and autoimmune disorders. The Company’s most advanced product, dextofisopam, will be evaluated for its ability to provide adequate relief against IBS in a 480-patient Phase 2b study which will commence in mid-2007. The Company’s core proprietary discovery platform focuses on synthetic CB2-selective compounds, not only for pain, but as potential treatments for inflammatory bowel disease, multiple sclerosis, rheumatoid arthritis, and other indications.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
S. Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679